Exhibit 99.1

Universal Logistics Holdings Reports Third Quarter 2021 Financial Results; Declares Dividend

-	Third Quarter 2021 Operating Revenues: $445.6 million, 22.1% increase
-	Third Quarter 2021 Operating Income: $16.7 million, includes $12.9 million litigation & launch losses
-	Third Quarter 2021 Earnings Per Share: $0.38 per share, includes $0.36 litigation & launch losses
-	Declares Quarterly Dividend: $0.105 per share

Warren, MI – October 28, 2021 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated third quarter 2021 net income of $10.3 million, or $0.38 per basic and diluted share, on total operating revenues of $445.6 million. This compares to net income of $13.6 million, or $0.50 per basic and diluted share, during third quarter 2020 on total operating revenues of $365.0 million. Third quarter 2021 operating revenues represent Universal’s highest quarterly revenues ever reported. Included in third quarter 2021 operating results were pre-tax charges of $4.0 million for a previously disclosed legal matter and an additional $1.8 million charge for an unrelated legal settlement. Third quarter 2021 operating results also included an additional $7.1 million of losses incurred in connection with a recent contract logistics program launch.

In the third quarter 2021, Universal’s operating income decreased $5.3 million to $16.7 million, compared to $22.1 million in the third quarter one year earlier. Third quarter 2021 operating results included a total of $12.9 million in litigation charges and launch losses on a recent program award.  As a percentage of operating revenue, operating margin for the third quarter 2021 was 3.8%, compared to 6.0% during the same period last year. EBITDA, a non-GAAP measure, decreased $5.4 million during the third quarter 2021 to $33.1 million, compared to $38.5 million one year earlier. As a percentage of operating revenue, EBITDA margin for the third quarter 2021 was 7.4%, compared to 10.5% during the same period last year. The litigation and launch losses recorded in the third quarter 2021 adversely impacted both Universal’s operating margin and EBITDA margin by 290 basis points.

“The headwinds Universal faced in the third quarter 2021 proved to be extremely challenging,” stated Tim Phillips, Universal’s Chief Executive Officer. “The ongoing chip shortage and supply chain disruptions hampered North American automotive production throughout the quarter which, in turn, adversely impacted our contract logistics businesses. These persistent, industry-wide conditions coupled with larger-than-anticipated launch losses resulted in our contract logistics business significantly underperforming during the period. Our intermodal operations experienced their own set of challenges, as well. Unprecedented congestion at the ports and rails, as well as a shortage of labor and available equipment, led to lower productivity and compressed margins in our intermodal segment.

“Despite these near-term challenges, we do see plenty of opportunity. Our company-managed brokerage has turned a corner and is producing solid results.  Transportation rates are at record highs and are expected to remain elevated for the foreseeable future; I also believe there is a considerable amount of pent up demand for passenger and commercial vehicles, and when production normalizes, such a development should provide for a favorable back-drop over the longer term. We are also cautiously optimistic by the recent efforts made by some of the nation’s largest retailers and West Coast port operators to increase the fluidity in the supply chain. While I don’t anticipate all of the macro issues subsiding in the fourth quarter, I do remain committed to controlling what we can. We will remain laser-focused on managing our costs, delivering outstanding service to our customers, and providing a best-in-class workplace for Universal’s over 12,000 dedicated associates and contractors.”

Segment Information:

Contract Logistics

-	Third Quarter 2021 Operating Revenues: $156.9 million, 22.9% increase
-	Third Quarter 2021 Operating Income: $6.0 million, 3.8% operating margin

In the contract logistics segment, which includes our value-added and dedicated services, third quarter 2021 operating revenues increased 22.9% to $156.9 million, compared to $127.7 million for the same period last year. At the end of the third quarter 2021, we managed 61 value-added programs, compared to 57 such programs at the end of the third quarter 2020. On a year-over-year basis, dedicated transportation load volumes were down 14.7% as our automotive and class 8 truck customers experienced production challenges during the period. Income from operations in the contract logistics segment for the third quarter 2021 decreased $5.6 million to $6.0 million, compared to $11.6 million during the same period last year.  Included in the contract logistics segment were $7.1 million of losses incurred in connection with a previously announced program launch that continued during the third quarter 2021. As a percentage of revenue, operating margin in the contract logistics segment for the third quarter 2021 was 3.8%, compared to 9.1% during the same period last year. Recent program awards were the primary drivers for increased revenue; however, lost production due to chip shortages, labor constraints, and an unfavorable operating environment led to compressed margins during the third quarter 2021. The launch losses recorded in the third quarter 2021 adversely impacted contract logistics’ operating margin by 460 basis points.

Intermodal

-	Third Quarter 2021 Operating Revenues: $121.0 million, 28.0% increase
-	Third Quarter 2021 Operating Income: $1.9 million, 1.6% operating margin

Operating revenues in the intermodal segment increased $26.5 million to $121.0 million in the third quarter 2021, compared to $94.5 million for the same period last year. Included in intermodal segment revenues for the recently completed quarter were $13.2 million in separately identified fuel surcharges, compared to $9.4 million during the same period last year. Intermodal segment revenues also include other accessorial charges such as detention, demurrage and storage which totaled $23.3 million during the third quarter 2021, compared to $9.9 million one year earlier. The average operating revenue per load, excluding fuel surcharges, in our intermodal segment increased 20.9%; however, load volumes decreased 12.8% on a year-over-year basis. Third quarter 2021 income from operations in the intermodal segment decreased $6.9 million to $1.9 million, compared to $8.8 million during the same period last year.  Intermodal segment results included litigation related charges totaling $5.8 million in the third quarter 2021. As a percentage of revenue, operating margin in the intermodal segment for the third quarter 2021 was 1.6%, compared to 9.4% during the same period last year. The litigation charges recorded in the third quarter 2021 adversely impacted intermodal’s operating margin by 480 basis points.

Trucking

-	Third Quarter 2021 Operating Revenues: $107.2 million, 29.2% increase
-	Third Quarter 2021 Operating Income: $6.8 million, 6.4% operating margin

In the trucking segment, which includes agent-based and company-managed trucking operations, third quarter 2021 operating revenues increased 29.2% to $107.2 million, compared to $82.9 million for the same period last year. Third quarter 2021 trucking segment operating revenues included $43.0 million of brokerage services, compared to $31.0 million during the same period last year. Also included in our trucking segment revenues were $6.5 million in separately identified fuel surcharges during the third quarter 2021, compared to $3.6 million in fuel surcharges during the same period last year.  On a year-over-year basis, trucking segment load volumes increased 12.4% and the average operating revenue per load, excluding fuel surcharges, increased an additional 13.6% during the same period. Income from operations in the trucking segment in the third quarter 2021 increased 43.1% to $6.8 million compared to $4.8 million during the same period last year. As a percentage of revenue, operating margin in the trucking segment for the third quarter 2021 was 6.4% compared to 5.8% during the same period last year.

Company-managed Brokerage

-	Third Quarter 2021 Operating Revenues: $59.2 million, 0.6% decrease
-	Third Quarter 2021 Operating Income: $1.8 million, 3.0% operating margin

Third quarter 2021 operating revenues in the company-managed brokerage segment decreased slightly to $59.2 million, compared to $59.6 million for the same period last year. Company-managed brokerage segment average operating revenue per load, excluding fuel surcharges, increased 18.9%; however, load volumes decreased 17.4% on a year-over-year basis. Third quarter 2021 income from operations in the company-managed brokerage segment was $1.8 million, which compares to an operating loss of $3.2 million one year earlier.  As a percentage of revenue, operating margin in the company-managed brokerage segment for the third quarter 2021 was 3.0% compared to (5.4%) during the same period last year.

Cash Dividend

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on December 6, 2021 and is expected to be paid on January 4, 2022.

Other Matters

As of October 2, 2021, Universal held cash and cash equivalents totaling $13.0 million, and $7.8 million in marketable securities.  Outstanding debt at the end of the third quarter 2021 was $444.8 million and capital expenditures totaled $9.3 million.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, October 29, 2021

Call Toll Free:  (844) 955-2101

International Dial-in:  +1 (661) 567-1249

Conference ID:  2043589

A replay of the conference call will be available beginning two hours after the call through November 5, 2021, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 2043589. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 2,	October 3,	October 2,	October 3,
	2021	2020	2021	2020
Operating revenues:
Truckload services	$65,458	$52,212	$184,040	$151,633
Brokerage services	102,229	90,568	301,680	239,249
Intermodal services	121,018	94,543	331,336	287,746
Dedicated services	51,742	39,376	150,099	88,986
Value-added services	105,147	88,289	316,453	237,516
Total operating revenues	445,594	364,988	1,283,608	1,005,130

Operating expenses:
Purchased transportation and equipment rent	212,910	177,207	600,273	486,674
Direct personnel and related benefits	118,371	88,881	336,923	243,862
Operating supplies and expenses	43,811	31,001	113,616	78,658
Commission expense	9,086	6,756	24,980	18,950
Occupancy expense	9,336	8,674	26,905	26,489
General and administrative	10,998	8,586	29,866	24,090
Insurance and claims	7,912	4,926	19,982	14,655
Depreciation and amortization	16,456	16,894	51,880	54,942
Total operating expenses	428,880	342,925	1,204,425	948,320
Income from operations	16,714	22,063	79,183	56,810
Interest expense, net	(3,000)	(3,505)	(9,089)	(11,151)
Other non-operating income (loss)	(112)	(494)	6,973	(3,289)
Income before income taxes	13,602	18,064	77,067	42,370
Provision for income taxes	3,329	4,486	19,534	10,461
Net income	$10,273	$13,578	$57,533	$31,909

Earnings per common share:
Basic	$0.38	$0.50	$2.14	$1.18
Diluted	$0.38	$0.50	$2.14	$1.18

Weighted average number of common shares outstanding:
Basic	26,919	26,919	26,918	27,023
Diluted	26,928	26,922	26,932	27,023

Dividends declared per common share:	$0.105	$-	$0.315	$0.105

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	October 2, 2021	December 31, 2020
Assets
Cash and cash equivalents	$13,010	$8,763
Marketable securities	7,805	6,534
Accounts receivable - net	326,303	259,154
Other current assets	49,020	47,073
Total current assets	396,138	321,524
Property and equipment - net	345,519	364,795
Other long-term assets - net	379,350	376,730
Total assets	$1,121,007	$1,063,049

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$225,812	$213,094
Debt - net	443,590	460,120
Other long-term liabilities	163,786	150,262
Total liabilities	833,188	823,476
Total shareholders' equity	287,819	239,573
Total liabilities and shareholders' equity	$1,121,007	$1,063,049

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 2,	October 3,	October 2,	October 3,
	2021	2020	2021	2020
Contract Logistics Segment:
Number of dedicated transportation loads (a)	137,127	160,694	449,621	357,912
Average number of value-added direct employees	4,767	3,380	4,377	3,423
Average number of value-added full-time equivalents	1,277	1,329	1,490	1,182
Number of active value-added programs	61	57	61	57

Intermodal Segment:
Number of loads	159,428	182,803	508,352	537,365
Average operating revenue per load, excluding fuel surcharges	$537	$444	$500	$464
Average number of tractors	2,018	2,012	2,008	2,241
Number of depots	12	14	12	14

Trucking Segment:
Number of loads	72,549	64,552	220,938	191,990
Average operating revenue per load, excluding fuel surcharges	$1,417	$1,247	$1,319	$1,212
Average number of tractors	1,349	1,275	1,334	1,340
Average length of haul	376	419	372	403

Company-Managed Brokerage Segment:
Number of loads (b)	30,619	37,079	94,510	111,622
Average operating revenue per load (b)	$1,808	$1,521	$1,807	$1,284
Average length of haul (b)	537	578	558	575

(a)	Includes shuttle moves.
(b)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 2,	October 3,	October 2,	October 3,
	2021	2020	2021	2020
Operating Revenues by Segment:
Contract logistics	$156,889	$127,665	$466,552	$326,502
Intermodal	121,018	94,543	331,336	287,746
Trucking	107,161	82,949	301,838	237,522
Company-managed brokerage	59,221	59,573	180,758	152,301
Other	1,305	258	3,124	1,059
Total	$445,594	$364,988	$1,283,608	$1,005,130

Income from Operations by Segment:
Contract logistics	$5,976	$11,572	$38,742	$24,012
Intermodal	1,935	8,844	16,580	22,583
Trucking	6,830	4,774	18,503	12,868
Company-managed brokerage	1,770	(3,213)	4,656	(2,908)
Other	203	86	702	255
Total	$16,714	$22,063	$79,183	$56,810

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 2,	October 3,	October 2,	October 3,
	2021	2020	2021	2020
	( in thousands)		( in thousands)
EBITDA
Net income	$10,273	$13,578	$57,533	$31,909
Income tax expense	3,329	4,486	19,534	10,461
Interest expense, net	3,000	3,505	9,089	11,151
Depreciation	12,968	13,593	41,402	43,521
Amortization	3,488	3,301	10,478	11,421
EBITDA	$33,058	$38,463	$138,036	$108,463

EBITDA margin (a)	7.4%	10.5%	10.8%	10.8%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.